Exhibit 10.12

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

EXECUTION VERSION

LICENSE AND SUBLICENSE AGREEMENT

BETWEEN

LYOTROPIC THERAPEUTICS, INC.

AND

EAGLE PHARMACEUTICALS, INC.

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[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

i

Confidential

TABLE OF CONTENTS
(continued)

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

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TABLE OF CONTENTS
(continued)

EXHIBIT A	LYOTROPIC PATENTS AND PRODUCT PATENTS

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Confidential

LICENSE AND SUBLICENSE AGREEMENT

This LICENSE AND SUBLICENSE AGREEMENT (this “Agreement”) is made and entered into this 16th day of October, 2008 (the “Effective Date”), between Lyotropic Therapeutics, Inc., a Virginia corporation (“Lyotropic”), and Eagle Pharmaceuticals, Inc., a Delaware corporation (“Eagle”).

RECITALS

WHEREAS, Lyotropic has exclusive, sublicensable rights under a license from Elan Pharma International Limited, a company incorporated under the laws of Ireland (“EPIL”), to the EPIL Intellectual Property (as defined hereinafter) pursuant to that certain license agreement between EPIL and Lyotropic dated as of August 17th, 2004 (the “EPIL License Agreement”);

WHEREAS, Lyotropic has exclusive, licensable rights under the Lyotropic IP (as defined in Article 1);

WHEREAS, Eagle wishes to develop and market, directly or through sublicenses, throughout the world, a low volume high concentration injectable pharmaceutical formulation of dantrolene sodium for humans for the treatment of malignant hyperthermia and additional potential indications, and to secure the assistance of Lyotropic in the laboratory and preclinical development thereof, using Lyotropic’s laboratory scale, non-GLP facilities and expertise; and WHEREAS, Lyotropic desires to sublicense to Eagle the EPIL Intellectual Property (and has obtained from EPIL the consent and authorization necessary to do so) and to license the Lyotropic IP, and Eagle desires to accept such sublicense and license, as applicable, on the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Lyotropic and Eagle agree as follows:

ARTICLE 1

DEFINITIONS

1.1          Definitions.  Unless otherwise specifically set forth herein, the following terms shall have their indicated meanings when used in this Agreement:

“505(b)(2) Application” shall mean a new drug application filed with the FDA pursuant to Section 505(b)(2) of the Act.

“Act” means, as applicable, the United States Federal Food, Drug and Cosmetic Act of 1938, as amended (21 U.S.C. §§ 301 et seq.), and in those circumstances under this Agreement when this Agreement applies to activities in any jurisdiction outside the United States, any counterpart statutes in effect in such jurisdiction.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

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“Affiliate” means, with respect to a Person, any other Person that controls, is controlled by or is under common control with, such first Person. For purposes of this definition only, “control” means (a) to possess, directly or indirectly, the power to direct the management or policies of a Person, whether through ownership of voting securities, by contract relating to voting rights or corporate governance or otherwise, or (b) to own, directly or indirectly, more than fifty percent (50%) of the outstanding voting securities or other voting ownership interest of such Person or such lesser maximum ownership percentage permitted in those jurisdictions restricting foreign ownership.

“API” means dantrolene, and any salt forms thereof, each of which dissociates to the free acid dantrolene in the body.

“Applicable Laws” means all applicable laws, statutes, rules, regulations, guidelines, guidances, ordinances, orders, decrees, writs, judicial or administrative decisions and the like of any nation or government, any state or other political subdivision thereof, any entity exercising executive, judicial, regulatory or administrative functions of or pertaining to government (including any governmental authority, agency, department, board, commission or instrumentality of any governmental unit or any political subdivision thereof), any tribunal or arbitrator of competent jurisdiction, and any trade organization whose regulations have the force of law.

“cGLP” means the practices set forth in the United States Current Good Laboratory Practices (21 CFR 58) and counterparts thereof in jurisdictions outside the United States where Product is sold or that otherwise may be applicable to the exploitation of the Product.

“cGMP” means the practices set forth in the United States Current Good Manufacturing Practices (21 CFR 200, 211 and 600) and the applicable counterparts thereof in jurisdictions outside the United States where Product is sold or that otherwise may be applicable to the Manufacture of Product.

“Commercially Reasonable Efforts” means, with respect to a Party, or the research, development, Manufacture or Exploitation of the Product, as applicable, efforts and resources commonly used in the research-based pharmaceutical industry by companies of similar size to such Party for formulations or products, as applicable, with similar commercial and scientific potential at a similar stage in their lifecycle, taking into consideration their safety and efficacy, their cost to develop, the competitiveness of alternative formulations or products, as applicable, the anticipated or actual nature and extent of their market exclusivity (including Patent coverage and regulatory exclusivity), the likelihood of regulatory approval, and their estimated profitability, including the amounts of marketing and promotional expenditures and all other relevant factors.

“Competitive Product” means, with respect to any jurisdiction within the Territory, (i) any injectable drug product for humans containing the API or (ii) any drug product with a labeled indication for the treatment or management of malignant hyperthermia crisis.

“Confidential Information” has the meaning set forth in Section 9.1.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Confidential

“Control” (including variations thereof, such as “Controlled” or “Controlling”) means, with respect to any item of know-how, intellectual property, or rights therein, possession of (a) the right, whether directly or indirectly, and whether by ownership, license or otherwise, to assign, or grant a license, sublicense or other right to or under, such item and (b) the right to disclose such item as provided for herein without violating the terms of any agreement with a Third Party, except to the extent that any of the foregoing rights arise by virtue of the grant of rights under this Agreement.

“Developed Technology” means any Improvements to the Lyotropic IP that are or were conceived, created, developed or otherwise Invented by a Party or an Affiliate of a Party, or by a Third Party (under contract with a Party or an Affiliate of a Party) individually or jointly, as a direct result of fulfilling obligations or exercising rights, including the sharing of Confidential Information, under this Agreement, and relating to the Product or to the IP Protection Rights licensed under this Agreement.

“Development Program” has the meaning set forth in Article 4.1.

“Eagle Developed Technology” means Developed Technology conceived, created, developed or otherwise Invented or acquired solely by an employee or agent of Eagle or one of its Affiliates or by a Third Party under contract with Eagle or one of its Affiliates.

“EPIL Intellectual Property” means all IP Protection Rights licensed to Lyotropic under the EPIL License Agreement.

“Ex-US Region” means either of the following three regions (each a “Region”) outside of the United States, which collectively with the United States comprise all of the countries of the world: (i) Europe; (ii) Rest of World; and (iii) Japan.

“Ex-US Trigger Date” means the earlier of: (i) [*] after the receipt of Regulatory Approval Of the Product in such Ex-US Region; and (ii) [*] after the Effective Date of this Agreement, or in the case of [*] after the Effective Date of this Agreement.

“Exploit,” “Exploiting” or “Exploitation” means to make, use, offer for sale, sell and import, including to research, develop, formulate, modify, enhance, improve, optimize, Manufacture, store, handle, hold/keep for inventory, formulate, lease, rent, distribute, promote, market, export, or otherwise make available or deal in respect of, a product or process, or have an Affiliate or Third Party do any of the foregoing on behalf of a Party.

“FDA” means the United States Food and Drug Administration, or any successor agency to its responsibilities with respect to drugs.

“First Commercial Sale” means the first sale for monetary value for use or consumption by a member of the general public of the Product in a country in the Territory after receipt of all Regulatory Approvals for the sale of such Product has been obtained in such country. For the avoidance of doubt, sales prior to receipt of all Regulatory Approvals, such as so-called “treatment IND sales,” “named patient sales” and “compassionate use sales,” shall not be construed as a First Commercial Sale.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

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“Fully-Loaded Cost of Goods” means, with respect to Eagle’s Manufacture and/or acquisition of Supplied Items and supply thereof as referred to in Section 6.2, Eagle’s fully-loaded internal and external costs applicable to the Supplied Items, determined in accordance with GAAP by Eagle and consistent with Eagle’s financial reports in the ordinary course of its business, which costs shall include, without limitation:

(a)                                 the cost of goods produced, which shall include direct labor, material, overhead and Third Party expenses, but shall not include any intellectual property acquisition or licensing costs or royalties directly allocable to the Manufacture, use or sale of the Supplied Items;

(b)                                 costs incurred by Eagle for the packaging, transport, customs clearance, and storage of such Supplied Items directly allocable to the Manufacture of the Supplied Items (including the costs for containers, freight, duties, insurance, and warehousing);

(c)                                  costs incurred by Eagle associated with (i) stability and other product testing and activities relating to quality assurance and quality control, (ii) regulatory affairs activities and/or (iii) product liability and loss insurance; provided that, in each case such costs are directly applicable to the Supplied Items; and

(d)                                 logistics costs (including labor costs) incurred by Eagle that are directly allocable to the Manufacture of the Supplied Items (including, for example, a percentage of Eagle Manufacturing department salary and salary-related costs allocated directly to the Supplied Items).

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.

“Generically-labeled Product” means a drug product which has received Regulatory Approval from the Regulatory Authority of a country to be marketed in such country as a Therapeutic Equivalent of the Product being sold in such country by Eagle or its Affiliates under this Agreement.

“Generic Sale Date” means, in respect of any country in the Territory, the date of the first commercial sale of a Generically-labeled Product by a Third Party in such country.

“Improvements” means, with respect to any Information, Inventions, or the intellectual property that is the subject matter of any IP Protection Rights, patentable or material non-patentable improvements, variations, updates, adaptations, modifications or upgrades or enhancements.

“Information” means all technical, scientific and other know-how and information, trade secrets, knowledge, technology, means, methods, processes, principles, practices, formulae, instructions, documentation, skills, techniques, procedures, experiences, ideas, Inventions, discoveries, technical assistance, designs, drawings, reports, procedures, computer programs, apparatuses, specifications, data, results and other information and material, including without limitation: the process and results of high-throughput screening and any other drug discovery and development

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Confidential

technology; biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, pre-clinical, clinical, safety, Manufacturing and quality control data and information, including study designs and protocols; assays and biological methodology; Manufacturing and quality control procedures and data, including test procedures; and synthesis, purification and isolation techniques; in each case, whether or not confidential, proprietary, patented or patentable, and whether or not in written, electronic or any other form now known or hereafter developed.

“Intellectual Property Claim” means the claim of any Third Party (including the assertion of any counterclaims and/or cross-claims with respect thereto) that the Exploitation of the Product in any country in the Territory infringes or misappropriates IP Protection Rights in such country.

“Invent” means, with respect to any Invention, Improvement or Information related to such Invention or Improvement, the act of conceiving, creating, discovering, developing, and/or reducing to practice such Invention, Improvement or Information.

“Invention” means any process, method, composition of matter, article of Manufacture, discovery or finding (including without limitation any Improvement thereto).

“IP Protection Rights” means any and all legal means of establishing rights in and to ideas, Inventions, discoveries, know-how, data, databases, documentation, reports, materials, writings, designs, computer software, processes, principles, methods, techniques and other information, including Patents, registered designs, design rights, copyrights (including rights in computer software and database rights) and any rights or property similar to any of the foregoing in any part of the world, whether registered or not, together with the right to apply for the registration of any such rights.

“Joint Developed Technology” means Developed Technology conceived, created, developed or otherwise invented or acquired jointly by (i) employees or agents of Lyotropic and Eagle or their respective Affiliates, (ii) an employee or agent of Eagle and a Third Party under contract with Lyotropic or one of its Affiliates, (iii) an employee or agent of Lyotropic and a Third Party under contract with Eagle or one of its Affiliates or (iv) a Third Party under contract with Lyotropic or one of its Affiliates and a Third Party under contract with Eagle or one of its Affiliates.

“Lyotropic Developed Technology” means Developed Technology conceived, created, developed or otherwise invented or acquired by an employee or agent of Lyotropic or one of its Affiliates or a Third Party under contract with Lyotropic or one of its Affiliates.

“Lyotropic IP” means all IP Protection Rights which are necessary or helpful to Exploit the Product or to enforce rights against Third Parties pursuant to Section 10.2, and which are Controlled by Lyotropic or any of its Affiliates as of the Effective Date and during the term of this Agreement, including the Lyotropic Patents and Lyotropic Developed Technology, but expressly excluding the EPIL Intellectual Property.

“Lyotropic Patents” means all Patents which are Controlled by Lyotropic or any of its Affiliates as of the Effective Date, as set forth on Exhibit A hereto, and during the term of this Agreement, including Lyotropic Developed Technology, but expressly excluding EPIL Intellectual Property;

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

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Exhibit A shall be updated by Lyotropic as appropriate from time to time during the term of this Agreement.

“Manufacture” and “Manufacturing” means, with respect to a product or compound, the synthesis, manufacturing, processing, formulating, compounding, filling, finishing, packaging, labeling, holding and quality control testing of such product or compound.

“Net Sales” means, with respect to the Product, for any period of determination, the gross amount invoiced by Eagle or any of its Affiliates or licensed distributors for the sale of such Product by Eagle or any of its Affiliates or licensed distributors to Third Parties in the Territory (“Gross Sales”), less (a) trade, quantity and cash discounts and rebates allowed and given by Eagle; (b) any adjustments for price adjustments, billing errors, rejected goods, returns, product recalls and damaged goods (excluding goods damaged while under the control of Eagle or its Affiliates or Third Party suppliers or distributors); (c) credits, charge-backs, direct or indirect rebates, fees, reimbursements, and similar payments provided to wholesalers and other distributors, buying groups, health care insurance carriers, pharmacy benefit management companies, health maintenance organizations, other institutions or health care organizations or other customers; (d) rebates, adjustments and allowances or other price reductions provided to any governmental or Regulatory Authority with respect to any state or federal Medicare, Medicaid or similar programs; (e) any invoiced charge for freight, insurance, handling, or other transportation costs, to the extent specifically invoiced to the customer; (f) any accrued floor stock adjustments; (g) any reasonable and customary provision for uncollectible accounts with respect to sales of the Products per se, to the extent such reserve is determined in accordance with GAAP, until such amounts with respect to the Products are actually collected; (h) any duties, taxes or excises incurred by Eagle in connection with the shipment of the Product from Eagle to its customers and expenses paid or incurred by Eagle (and its Affiliates) for activities related to the warehousing, destruction, shipping, and distribution of the Product; (i) credits or discounts related to sales promotions such as trade show discounts and stocking allowances; (j) payments made to Third Parties pursuant to Section 10.5; and (k) any other specifically identifiable amounts included in the Product’s gross sales that will have been or ultimately will be credited and that are substantially similar to those listed above.

The foregoing deductions from Gross Sales shall only be deducted once and only to the extent not otherwise deducted from Gross Sales. Eagle will not use the Product as a “loss leader” or bundle the Product with sales of its other products in any discounting program that would result in financially disadvantaging the Product relative to other products.

For purposes of determining Net Sales, (i) Net Sales shall be calculated and reported consistent with GAAP and Eagle’s financial statements except that Eagle is permitted to make payments to Third Parties pursuant to Section 10.5 and (ii) the Product shall be deemed to be sold when invoiced (or at such earlier time in accordance with GAAP) and a “sale” shall not include transfers, uses or dispositions for preclinical, clinical or regulatory purposes so long as such excluded items are not deducted from Gross Sales in the calculation of Net Sales. For purposes of calculating Net Sales, sales between or among Eagle and its Affiliates shall be excluded from Gross Sales.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Confidential

“Net Profit” means Net Sales less Fully Loaded Cost of Goods less SG&A Allocation. “Non-Product Patents” has the meaning set forth in Section 10.1.1.

“Party” means any signatory to this Agreement.

“Patents” means (a) all national, regional and international patents and patent applications, including provisional patent applications, (b) all patent applications filed either from such patents, patent applications or provisional applications or from an application claiming priority from either of these, including divisionals, continuations, continuations-in-part, provisionals, converted provisionals, and continued prosecution applications, (c) any and all patents that have issued or in the future issue from the foregoing patent applications ((a) and (b)), including utility models, petty patents and design patents and certificates of Invention, (d) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications ((a), (b) and (c)), and (e) any similar rights, including so-called pipeline protection, or any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any such foregoing patent applications and patents.

“Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government.

“Pilot Batch” means a batch of Product Manufactured during the Development Program at a volume sufficient for process development, stability testing and related quality testing reasonably required by the Development Program, using excipients reasonably anticipated to be clinically safe and made available in containers suitable for the purpose under the Development Program, but which batch does not need to comply with cGMP or cGLP.

“Product” means an injectable human drug product containing dantrolene as the sole API therein.

“Product Patent(s)” means one or more Lyotropic Patents the claims of which solely or predominantly cover the Product, including the Product Patents listed as such on Exhibit A hereto, which Exhibit shall be updated by agreement of the Parties from time to time during the term of this Agreement as appropriate.

“Regulatory Approval” means all approvals (including, where applicable, pricing and reimbursement approval and schedule classifications), product and/or establishment licenses, registrations or authorizations of any Regulatory Authority necessary for the Exploitation, commercialization, use, storage, importation, exportation, transportation, offering for sale, or sale of the Product in a regulatory jurisdiction within the Territory, including any applicable IND.

“Regulatory Authority” means any national, regional state, provincial or local regulatory authority, department, bureau, commission, council or other governmental authority in the Territory involved in the granting of approvals (including pricing and reimbursement approvals),

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Confidential

licenses, registrations or authorizations for the marketing, sale, manufacturing, testing, labeling, packaging, shipping or supply of drug products, including the FDA.

“Sales Forecast” means the estimate of number of units of the Product anticipated to be sold in any period.

“SG&A Allocation” means, with respect to the Product, the sum of direct overhead and direct labor costs (including those related to Product sales) for such Product, which, in respect of such Product, shall not exceed the lower of (i) ten percent (10%) of Net Sales and (ii) $1,000,000 annually.

“Supplied Items” means the Product or precursors or components thereof. “Territory” means worldwide, subject to the provisions of Section 5.5.3.

“Therapeutic Equivalent” has the meaning in the United States given to it by the FDA in the current edition of the “Approved Drug Product with Therapeutic Equivalence Evaluations” (i.e., the “Orange Book”), as the same may be amended from time to time during the term of this Agreement, and in countries outside the United States a substantially similar meaning, namely, two drug products are therapeutic equivalents which are: (1) pharmaceutical equivalents in that they contain identical amounts of the same active drug ingredient in the same dosage form and route of administration, and (2) are substitutable in that (a) they can be substituted at the pharmacy level without prior physician approval, or (b) they are mandated or required to be substituted by any applicable Regulatory Authority or under Applicable Law. The Parties agree that Dantrium®, approved in NDA #018264 and currently marketed by Procter & Gamble in the United States, shall not be considered a Therapeutic Equivalent of the Product.

“Third Party” means any Person other than Eagle, Lyotropic and the Affiliates of Eagle or Lyotropic.

“Transfer Price” means the purchase price paid to Eagle by a Third Party for finished Supplied Items, supplied by Eagle.

“Valid Claim” means a claim in a pending patent application or an issued and unexpired patent that: (a) has not been finally cancelled, withdrawn, abandoned or rejected by any administrative agency or other body of competent jurisdiction not subject to further appeal; (b) has not been revoked, held invalid, or declared unpatentable or unenforceable in a decision of a court or other body of competent jurisdiction that is unappealable or unappealed within the time allowed for appeal; (c) has not been rendered unenforceable through disclaimer, abandonment, withdrawal or otherwise and (d) with respect to a claim in a pending patent application, such claim is actively prosecuted in good faith and is believed in good faith to meet the requirements of patentability in the relevant jurisdictions.

1.2                               Headings; Interpretation. The Section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “but not

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

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limited to.” All references herein to Articles, Sections and Exhibits shall be deemed references to Articles and Sections of, and Exhibits to, this Agreement unless the context shall otherwise require. All Exhibits and Schedules attached to this Agreement shall be deemed incorporated herein by reference as if fully set forth herein. Words such as “herein,” “hereof,” “hereto,” “hereby” and “hereunder” refer to this Agreement and to the Exhibits, taken as a whole. Except as otherwise expressly provided herein: (a) any reference in this Agreement to any agreement shall mean such agreement as amended, restated, supplemented or otherwise modified from time to time; and (b) any reference in this Agreement to any law shall include corresponding provisions of any successor law and any regulations and rules promulgated pursuant to such law or such successor law.

ARTICLE 2

SCOPE OF THE COLLABORATION

2.1                               Objectives. The Parties agree, pursuant and subject to the terms of this Agreement, that:

(i) Lyotropic sublicenses to Eagle all of Lyotropic’s rights under the EPIL License Agreement and Eagle undertakes all of the obligations of a sublicensee thereunder; (ii) Lyotropic exclusively licenses to Eagle all rights under Lyotropic IP to Exploit the Product in the Territory; and, (iii) Eagle assures and permits Lyotropic to participate in the development as set forth herein.

ARTICLE 3

GRANT OF RIGHTS

3.1                               License Grant.  Subject to Section 3.3 and the other terms and conditions of this Agreement, Lyotropic hereby grants to Eagle and its Affiliates and Eagle accepts:

3.1.1                     An exclusive (even as to Lyotropic and EPIL, except as to Lyotropic’s performance of its obligations in respect of the Development Program), transferable (solely in conjunction with an assignment of this Agreement pursuant to Section 15.2) sublicense under the EPIL Intellectual Property, with rights to sub-license, to develop, have developed, make, have made, use, have used, offer for sale, have offered for sale, market, have marketed, promote, have promoted, sell, have sold, import, have imported, and otherwise Exploit or have Exploited the EPIL Intellectual Property for the Product in the Territory, subject to the terms and conditions of the EPIL License Agreement.

3.1.2                     An exclusive (even as to Lyotropic, except as to the Lyotropic’s performance of its obligations in respect of the Development Program), transferable (solely in conjunction with an assignment of this Agreement pursuant to Section 15.2) license under the Lyotropic IP, with rights to sub¬license, to develop, have developed, make, have made, use, have used, offer for sale, have offered for sale, market, have marketed, promote, have promoted, sell, have sold, import, have imported, and otherwise Exploit or have Exploited the Lyotropic IP for the Product in the Territory.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

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3.1.3                     Eagle agrees that during the term of this Agreement it will use the EPIL Intellectual Property only as explicitly provided and in accordance with the term and conditions of this Agreement and the EPIL License Agreement.

3.1.4                     Eagle shall have the right to sublicense its rights provided in this Agreement, subject to the prior approval of EPIL as set forth in the EPIL License Agreement. Any sublicense granted hereunder shall be on the same terms mutatis mutandis as the terms of this Agreement insofar as they are applicable. Notwithstanding the foregoing, Eagle shall ensure that in a sublicense: (i) Lyotropic shall have the same rights of audit and inspection vis-à-vis a sublicensee as Lyotropic has vis-à-vis Eagle pursuant to this Agreement; (ii) the sublicensee is bound by a confidentiality obligation that is comparable to the confidentiality provisions of this Agreement; and (iii) the sublicensee has an obligation to make timely reports of all amounts paid to Eagle under the sublicense and the basis therefore. Eagle shall be liable to Lyotropic for all acts and omissions of any sublicensee as though such acts and omissions were by Eagle. Where a sublicense has been granted under this Article 3.1.4, upon termination of this Agreement for any reason the rights of sublicensees who are permitted or consented to under this Agreement and who are not then in default shall survive, and such sublicensees shall have the right to obtain an equivalent written license from Lyotropic, provided that the terms of such license shall be no less favorable to Lyotropic than the terms of this Agreement. Eagle shall inform Lyotropic promptly of the entry into force or termination of any sublicense and the identity of the sublicensee, and provide a copy of such sublicense agreement sufficient for Lyotropic to determine that Eagle’s obligations with respect to sublicensing are satisfied by the sublicense agreement.

3.2                               Non-Use of Trademarks. Except as set forth explicitly in this Agreement, neither Party shall have the right to use the trademarks, trade names or logos of the other Party, nor any adaptation thereof, nor the names of any employees or consultants of such other Party, without the prior written consent of such other Party in each instance, except that either Party may use the other Party’s name in its general list of collaborators and either Party may use the other Party’s name to the extent required by Applicable Law, including pursuant to the Securities Act of 1933, as amended, and the rules and regulations thereunder.

3.3                               United States Law. The determination of whether Information and Inventions are conceived, discovered, developed or otherwise made by a Party for the purpose of allocating proprietary rights (including IP Protection Rights) therein, shall, for purposes of this Agreement, be made in accordance with applicable United States Law.

3.4                               Additional Covenants and Agreements.

3.4.1 Lyotropic covenants and agrees that, from and after the Effective Date until the termination of this Agreement, neither it nor any of its Affiliates shall seek to develop or Exploit (directly or indirectly) the Product (except as otherwise provided herein) or any Competitive Product in the Territory. Eagle covenants and agrees that, from and after the Effective Date until the termination of this Agreement, neither it nor any of its Affiliates shall seek to develop or Exploit (directly or indirectly) any Competitive Product in the Territory.

3.4.2 Promptly after the Effective Date, Lyotropic shall, at its cost and expense, use good faith reasonable efforts to disclose to Eagle in writing, or via mutually acceptable

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Confidential

electronic media, copies or reproductions of all EPIL Intellectual Property and Lyotropic IP reasonably necessary in order to enable Eagle to Exploit its rights granted under this Article 3. In addition, during the term of this Agreement, Lyotropic shall promptly disclose to Eagle in writing, or via mutually acceptable electronic media, on an ongoing basis, copies or reproductions of all new EPIL Intellectual Property (of which Lyotropic has been informed by EPIL, and to which Lyotropic has reasonable access) and new Lyotropic IP reasonably necessary or useful to develop, have developed, make, have made, use, have used, offer for sale, have offered for sale, market, have marketed, promote, have promoted, sell, have sold, import, have imported, and otherwise Exploit or have Exploited the EPIL Intellectual Property, Lyotropic IP and Product in the Territory. Such EPIL Intellectual Property and Lyotropic IP and other information shall be automatically deemed to be within the scope of the licenses granted herein without payment of any additional compensation.

3.4.3 Lyotropic covenants and agrees that, from and after the Effective Date until the termination of this Agreement, it shall promptly provide Eagle with any copies of material correspondence to or from EPIL in respect of the EPIL License Agreement, including any written notice of termination for breach or otherwise pursuant to Clause 7 of the EPIL License Agreement, subject to Confidentiality Agreements in place between and among Lyotropic, EPIL and Eagle.

3.4.4 Lyotropic acknowledges that any termination or material breach of the EPIL License Agreement will constitute irreparable harm and that Eagle shall be entitled to seek specific performance or injunctive relief to enforce Eagle’s rights as sublicensee under the EPIL License Agreement in addition to whatever remedies Eagle may otherwise be entitled to at law or in equity.

3.5                               Manufacturing. Eagle shall be solely responsible to Manufacture or have manufactured the Product or intermediates, both for clinical development and following receipt of Regulatory Approval of the Product for commercial supply.

ARTICLE 4

DEVELOPMENT PROGRAM

4.1                               Development Program. Promptly following the Effective Date, Eagle and Lyotropic shall each designate a development program manager to coordinate its activities under this Agreement (each a “Development Program Manager”). The Development Program Managers shall be the primary contacts between Eagle and Lyotropic with respect to their respective activities under this Agreement and shall meet to determine the goals, strategy and principal activities for the development of the Product. The written record of such meetings shall be deemed to be the “Development Program”. Each Development Program Manager shall respond to all reasonable requests and other communications from the other Development Program Manager. Each of Eagle and Lyotropic will use its Commercially Reasonable Efforts to fulfill its obligations set forth in the Development Program, recognizing that the Development Program will call in part for experimental and scientific work with its attendant uncertainties, and there is no guarantee that the goals identified in the Development Program can be achieved. Subject to the Development Program and the other terms and conditions contained in this

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

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Agreement, Eagle shall have control over and responsibility for executing all aspects of the Development Program, including planning, strategy, administrative management and fiscal control. The Development Program Managers will discuss the possibility of pursuing additional indications beyond malignant hyperthermia for the use of the Product. Subject to Section 3.4.1, each Party may at its own expense investigate additional indications for the Product outside of the Development Program.

4.2                               Eagle Responsibilities. Eagle will be responsible for (and such activities shall be subject to the approval of the Development Program Managers):

4.2.1 Subject to the development of the Product as a result of the Development Program, Eagle, at its expense, using its Commercially Reasonable Efforts to file with the FDA and seek to obtain Regulatory Approval from the FDA of a 505(b)(2) Application for the Product as soon as commercially reasonable; provided, however, that, Eagle shall have the right to control the timing, content and administration of the submission of the 505(b)(2) Application, which shall be filed in Eagle’s name;

4.2.2 With the assistance of Lyotropic, designing and managing contracted preclinical activities necessary to advance the Development Program and support a 505(b)(2) Application filing; Eagle will use Commercially Reasonable Efforts to provide assistance to Lyotropic for conducting or managing the performance of a Third Party under contract with respect to any stability, preclinical, biological and toxicology studies reasonably required by the Development Program to develop the Product;

4.2.3 Submitting all marketing materials for approval by the applicable Regulatory Authority;

4.2.4 Identifying and contracting with the appropriate contract Manufacturer, if applicable;

4.2.5 Procuring and supplying the API for use in meeting the requirements for development and feasibility studies;

4.2.6 Funding and conducting pivotal bioequivalence, animal study and clinical trials of the Product for malignant hyperthermia for submission to the FDA, if required;

4.2.7 Adverse event reporting in compliance with U.S. and foreign regulations pertaining to drugs in development and marketed drugs;

4.2.8 Directing, funding and controlling legal and litigation relating to the Product, which shall include freedom-to-operate opinions, Hatch-Waxman litigation and settlement negotiations, subject to the terms and conditions of the EPIL License Agreement and Article 10 hereof; and

4.2.9 Exploiting the Product in the Territory in accordance with Section 5.3.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

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4.3                               Lyotropic Responsibilities. Lyotropic will be responsible for (and such activities shall be subject to the approval of the Development Program Managers):

4.3.1 Development of a dosage form of the Product reasonably anticipated to satisfy relevant dissolution, stability and safety/toxicity requirements for purposes of filing the 505(b)(2) Application for the Product;

4.3.2 Undertaking, directly or by contracting with Third Parties, preclinical studies as may be necessary to establish a reasonable proof of concept for the formulation for the Product;

4.3.3 Designing a Manufacturing process for finished Product in the form of a proposed Manufacturing batch record at the laboratory scale;

4.3.4 Developing with Eagle the specifications of the API and finished Product;

4.3.5 Developing a Product formulation reasonably anticipated to be capable of being Manufactured in a commercially practicable manner in accordance with standard pharmaceutical industry practices and cGMP requirements applicable in the United States;

4.3.6 Providing sufficient non-cGLP materials to Eagle and its contractors for studies they may reasonably conduct pursuant to the Development Program;

4.3.7 Assisting Eagle in designing and managing contracted preclinical activities necessary to advance the Development Program and support an 505(b)(2) Application filing with the FDA;

4.3.8 Conducting and managing the performance of a Third Party under contract with respect to any stability, preclinical, biological and toxicology studies reasonably required by the Development Program to develop the Product;

4.3.9 Conducting initial stability work (60-day stability) on lab scale non-cGLP formulation of Product, and delivering to Eagle such number of Pilot Batches to be determined in accordance with the Development Program;

4.3.10 Using its best efforts to address any modifications required to the formulation as a result of the development process; and

4.3.11 Transferring the technology in respect of the Product to Eagle and to the designated cGLP/cGMP facility selected by Eagle.

4.4                               Costs and Expenses. Each Party shall be responsible for all costs and expenses incurred by it in performing their responsibilities under this Article 4; provided, however, Eagle shall be responsible for all Third Party costs pre-approved in writing by Eagle and incurred by Lyotropic in the development of the Product according to the Development Program, including (i) the costs of preclinical studies, in vivo studies or analytical methods development and studies, pilot or pivotal biostudies, and (ii) reasonable travel and lodging expenditures by Lyotropic

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

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required to perform its responsibilities in conducting or managing such studies or transferring technology in respect of the Product.

ARTICLE 5

COMMERCIALIZATION OBLIGATIONS

5.1                               Regulatory Compliance. All activities in respect of the Exploitation of the Product in the Territory shall be conducted by Eagle in compliance with Applicable Laws and the Regulatory Approval in the country in which the Product is Exploited.

5.2                               Labeling and Patent Marking. The Product shall be packaged by Eagle and labeled in a manner consistent with the requirements of the Regulatory Authorities and all Applicable Laws in the country in which it will be Exploited and, where legally permissible, shall identify any applicable Patent Rights consistent with any patent marking requirements and with the requirements of the EPIL License Agreement.

5.3                               Exploitation Efforts. Following receipt of Regulatory Approval of the Product by the applicable Regulatory Authority in any country in the Territory, Eagle shall use Commercially Reasonable Efforts to Exploit the Product in such country in the Territory.

5.4                               Exploitation Efforts in the United States. Eagle shall use Commercially Reasonable Efforts to (i) fulfill its obligations set forth in the Development Program and (ii) file with the FDA a 505(b)(2) Application for the Product in the United States on or before March 31, 2010; provided, however, that the Parties recognize that the Development Program will call in part for experimental and scientific work with its attendant uncertainties, and there is no guarantee that the goals identified in the Development Program can be achieved; provided further, however, that if clinical trials in respect of the Product are required by the FDA to be undertaken before filing, then Eagle shall no longer be obligated to use Commercially Reasonable Efforts to file with the FDA a 505(b)(2) Application for the Product in the United States on or before March 31, 2010 and shall thereafter, without any predetermined filing date, be obligated to use Commercially Reasonable Efforts to file with the FDA a 505(b)(2) Application for the Product in the United States.

5.5                               Exploitation Efforts in Ex-US Regions.

5.5.1                     Eagle shall use Commercially Reasonable Efforts to obtain Regulatory Approval of the Products in the Ex-US Regions in accordance with this Section 5.5.1. Before the Ex-US Trigger Date, Eagle shall directly or through Affiliates, (i) for the Europe Region, in any [*] of the following countries: France, Germany, United Kingdom, Spain, Italy, Turkey, Russia and Poland (at least one of which shall at the time be a member of the European Union); (ii) for the Rest of World, in any one or more of the following countries: Korea, Australia, Canada or Brazil (or [*], if within [*] of the Effective Date of this Agreement), and (iii) in [*], either (x) make commercial sales of the Product or (y) enter into a bona fide sublicense agreement for value whereby the sublicensee is obligated to use Commercially Reasonable Efforts to make commercial sales of the Product in the applicable country.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

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5.5.2 Notwithstanding the provisions of Section 5.5.1, if (i) a Third Party has asserted or threatened to assert an Intellectual Property Claim or product liability claim in respect of the Product against Eagle, an Affiliate, sublicensee or Lyotropic; (ii) the FDA has delivered to Eagle or Lyotropic written notice of safety or efficacy concerns in respect of the Product; (iii) there are manufacturing or supply issues which arise from Regulatory Authorities (for example, an FDA Section 483 Notice) or which are otherwise in addition to those normally encountered in the course of development of a pharmaceutical product with respect to the Product in a Region; (iv) the commercial sale of the Product in a Region would violate any Applicable Law (other than commercially selling the Product without Regulatory Approval); (v) the Regulatory Authority in a country has required a clinical trial to be performed before granting Regulatory Approval of the Product; or (vi) Eagle reasonably determines that Exploitation in any country listed in Section 5.5.1 is no longer viable, and further, if Eagle, in its sole discretion, believes the condition causes an adverse impact on Eagle’s ability to meet the requirements of Section 5.5.1, then Eagle shall provide notice to Lyotropic in respect thereof (including a description of the existence of the applicable condition and whether it is applicable to the Territory, or only a specific Region or country). During the period beginning from the date such notice is received by Lyotropic and for so long as (x) the condition continues to cause an adverse impact in the judgment of Eagle, and (y) Eagle uses Commercially Reasonable Efforts to remove the condition (or in the case of a requirement for a clinical trial, complete the clinical trial) or otherwise to diminish its adverse impact, then the Ex-US Trigger Date shall be extended by such period in such Region where applicable. If Eagle fails or ceases to use Commercially Reasonable Efforts (1) to remove the condition or (2) otherwise diminish its adverse impact, then the Ex-US Trigger Date will not be extended.

5.5.3 If Eagle fails to Exploit the Product in an Ex-US Region in accordance with Section 5.5.1 and 5.5.2, then (i) such Ex-US Region and all of the countries within such Region (other than any country in which Eagle shall have, prior thereto, either (x) made commercial sales of the Product or (y) entered into a bona fide sublicense agreement for value whereby the sublicensee is obligated to use Commercially Reasonable Efforts to make commercial sales of the Product in the applicable country) shall be removed from the definition of Territory of this Agreement; (ii) Eagle shall immediately discontinue Exploitation of the Product in such Region and all of the countries of such Region (other than any country in which Eagle shall have, prior thereto, either (x) made commercial sales of the Product or (y) entered into a bona fide sublicense agreement for value whereby the sublicensee is obligated to use Commercially Reasonable Efforts to make commercial sales of the Product in the applicable country); and (iii) Eagle shall, if and to the extent requested by Lyotropic, transfer to Lyotropic any and all rights, privileges, licenses and Information developed by Eagle or by Third Parties on behalf of Eagle and relating to the Exploitation of the Product in such Region and the countries of that Region (other than any country in which Eagle shall have, prior thereto, either (x) made commercial sales of the Product or (y) entered into a bona fide sublicense agreement for value whereby the sublicensee is obligated to use Commercially Reasonable Efforts to make commercial sales of the Product in the applicable country), including registration dossiers worldwide, in the same manner and to the same extent as set forth under Sections 11.3 and 11.5.2 as if this Agreement were terminated with respect to such Region. These constitute the exclusive remedy of Lyotropic for failure by Eagle to Exploit the Product in any Ex-US Region in satisfaction of Section 5.5.1

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

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or 5.5.2 and for the avoidance of any doubt, such failure shall not constitute nor be grounds for a material breach of the Agreement by Eagle.

5.5.4 Notwithstanding the foregoing, if Lyotropic uses any rights, privileges, licenses, Information or know-how developed by Eagle, including under the Development Program, relating to the Exploitation of the Product provided under Section 5.5.3 (iii) and Exploits the Product in any country in which Eagle shall have been obligated to discontinue the Exploitation of the Product pursuant to Section 5.5.3, then Lyotropic shall pay to Eagle royalty payments equal to [*] of Net Sales of Product made by Lyotropic or its Affiliates in the country, and in the event Lyotropic sublicenses to any Third Party the rights to sell the Product in such country, payments in an amount equal to [*] of any consideration received by Lyotropic in respect of such sublicense for such country, for the royalty term and under the terms and conditions equivalent to those set forth in Section 6.4.

5.6                               Trademarks. Eagle shall have the right to determine the trademark and any other related logos, trade names, and similar source identifiers that are created or selected for use to be used on and with the Product.

ARTICLE 6

ROYALTIES AND OTHER CONSIDERATIONS

6.1                               Royalty Payments. Eagle shall pay to Lyotropic royalty payments equal to [*] of the Product made by Eagle or its Affiliates in the Territory.

6.2                               Sublicense by Eagle. In the event that Eagle sublicenses to any Third Party any of its rights under this Agreement, Eagle shall pay Lyotropic [*] of any consideration received by Eagle in respect of such sublicense. For the purposes of this Section 6.2 “any consideration” includes sublicense fees, milestone payments, one time payments, equity investments (to the extent that any consideration received by Eagle for such equity issuance shall have been greater than the then fair market value of such equity) and royalties, but excluding consideration received for reimbursement of future direct expenditures in developing the Product. Payments received by Lyotropic and Eagle, as applicable, under a supply agreement for the Supplied Items shall be considered “consideration” for purposes of Section 5.4 and this Section 6.2; provided, however that such consideration shall be computed by deducting the Fully-Loaded Cost of Goods of the Supplied Items from the Transfer Price of the Supplied Items.

6.3                               Payment Terms. All royalties owed by Eagle under Section 6.1 shall be payable to Lyotropic [*], within [*] after [*]. All amounts owed by Eagle under Section 6.2 shall be payable to Lyotropic within [*] of receipt by Eagle. All payments to Lyotropic under this Agreement shall be paid in United States Dollars by wire transfer of immediately available funds to a bank account in the United States as Lyotropic may reasonably designate. For sales made or amounts paid to Eagle in foreign currency, the United States Dollar equivalent value shall be calculated using the exchange rate prevailing at the close of the date three (3) days prior to the date any payment becomes due, as published the next business day in the Wall Street Journal, Eastern Edition.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

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6.4          Royalty Term. Eagle’s royalty obligations under Sections 6.1 and 6.2 shall terminate, on a country-by-country basis, upon the earlier of: (i) the later of (a) ten (10) years from the date of the First Commercial Sale of the Product in such country and (b) the expiration or invalidation in such country of the last Patent that includes at least one Valid Claim covering the Product in such country or other governmental authorized market exclusivity (including but not limited to Orphan Drug market exclusivity) in such country; and (ii) in respect of any country in the Territory in which Eagle or its Affiliates are selling the Product, as of the beginning of the first fiscal quarter following the [*] in which [*] by Eagle or its Affiliate in such country during such quarter are [*] (measured by country currency) of the [*] in such country for the [*] immediately prior to the [*]. The Parties agree further to incorporate into the analysis an adjustment of quarterly Net Profit to account for any cyclical nature of sales peculiar to the Product if the Parties in good faith mutually determine that it is reasonable and appropriate to do so. Following the termination of royalty obligations pursuant to this Section 6.4, the license granted to Eagle under this Agreement with respect to such country shall be fully paid.

ARTICLE 7

REPORTS AND RECORDS

7.1          Record Retention. Eagle shall prepare and maintain in accordance with GAAP (and shall ensure that its Affiliates shall maintain) complete and accurate books, records and accounts that fairly reflect their respective Net Sales, any other income or consideration received, costs or expenditures or other matters with respect to the Product in sufficient detail to confirm the accuracy of any payments required hereunder, which books, records and accounts shall be retained by Eagle until the later of (a) twelve (12) months after the end of the period to which such books, records and accounts pertain, and (b) the expiration of the applicable tax statute of limitations (or any extensions thereof), or for such longer period as may be required by Applicable Law. Within forty-five (45) days after the end of each quarter of each calendar year following the First Commercial Sale, Eagle shall deliver to Lyotropic complete and accurate written reports setting forth such particulars of the business conducted by Eagle during the preceding quarter under this Agreement as shall be necessary and pertinent to an itemized accounting for royalty payments due hereunder, and a projection of Sales Forecast for the coming quarter. Each report received by Lyotropic may be shared with EPIL and shall be treated as “Confidential Information” subject to the terms of Article 9.

7.2          Audit. Upon reasonable prior written notice by Lyotropic or EPIL, Eagle shall grant access, during normal business hours at an Eagle facility in the United States, to an independent certified public accounting firm, or other firm specializing in pharmaceutical license audits, of nationally recognized standing reasonably acceptable to Eagle, to such of the records of Eagle (and its Affiliates) as may be reasonably necessary to verify the accuracy of all reports, sales and payments due to Lyotropic for any calendar quarter ending not more than twelve (12) months prior to the date of such request; provided, however, that Eagle shall not be subject to more than one such audit in any twelve (12)-month period. The accounting firm shall disclose to each Party only whether such sales or payments are correct or incorrect and the specific details concerning any discrepancies. Lyotropic or EPIL, as applicable, shall bear the cost of such audit unless the audit reveals an under-reporting or underpayment in excess of the greater of [*] or [*] of royalty payments payable for such period, in which case Eagle shall bear the cost of the audit,

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

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rectify such underpayment and pay Lyotropic applicable interest as required by Section 7.3. Any overpayment shall be promptly repaid by Lyotropic. All payments required under this Section 7.2 shall be made not later than [*] after notice of the required payment is received by the Party to whom the notice is directed. The results of such accounting firm shall be final, absent manifest error, and shall be treated as “Confidential Information” subject to the terms of Article 9.

7.3          Interest. Any payments due under this Agreement by either Party that are not paid by the date such payments are due and are not subject to a bona fide dispute shall bear interest at [*] per month from the date such payments are due until paid in full. The foregoing interest shall be due from the Party owing the payment amount without any special notice and shall be in addition to any other remedies that the Party entitled to such payment may have pursuant to this Agreement.

ARTICLE 8

REPRESENTATIONS AND WARRANTIES

8.1          Legal Authority. Each of Lyotropic and Eagle represents and warrants as follows: (a) such Party is a corporation duly organized, validly existing and in good standing under the laws of the state in which it is incorporated and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as is contemplated to be conducted by this Agreement; (b) such Party has the legal power, authority and right to enter into this Agreement and to perform its respective obligations set forth herein; and (c) this Agreement has been duly executed and delivered by such Party and constitutes the valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, except as enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and by general equitable principles.

8.2          No Conflicts. Each of Lyotropic and Eagle represents and warrants that, as of the date of this Agreement, it is not a party to any agreement or arrangement with any Third Party or under any obligation or restriction, including pursuant to its corporate charter, bylaws or comparable governing documents, that in any way limits or conflicts with its entering into this Agreement or its ability to fulfill any of its obligations under this Agreement.

8.3          Litigation. Each of Lyotropic and Eagle represents and warrants that it is not aware of any pending or threatened litigation (and has not received any communication) that alleges that such Party’s activities related to this Agreement have violated, or that by conducting the activities as contemplated herein such Party would violate, any of the intellectual property rights of any other Person.

8.4          Additional Representations, Warranties and Covenants of Lyotropic. Lyotropic hereby represents, warrants and covenants to Eagle as follows:

(i)            The EPIL License Agreement attached hereto as Exhibit B is the current version of the agreement between EPIL and Lyotropic in respect of dantrolene.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

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(ii)           Lyotropic has completed initial formulation work in respect of the Product and believes that such formulation work can be replicated as a Pilot Batch.

(iii)         Neither Lyotropic nor any of its employees or consultants who shall be undertaking any activities related to this Agreement or the Product has been debarred or is the subject of debarment or other disciplinary proceedings by any Regulatory Authority in the Territory;

(iv)          Neither Lyotropic nor any of its Affiliates has received any written notice from any Person, or has knowledge, of any actual or threatened claim or assertion that the development of the Product infringes (or would infringe) or misappropriates any intellectual property rights of any Third Party;

(v)           There is no action or proceeding pending or, to Lyotropic’s knowledge, threatened that questions the validity of this Agreement or any action taken by Lyotropic in connection with the effectiveness of this Agreement;

(vi)          Lyotropic has no knowledge of any patent or pending patent application that, if issued, would be infringed by the use of the Product, Lyotropic IP or EPIL Intellectual Property for the treatment of malignant hyperthermia as contemplated by this Agreement;

(vii)        Lyotropic has not violated the trade secrets or misappropriated the confidential information or intellectual property of any Third Party in connection with the development of the Product or Lyotropic IP;

(viii)       Lyotropic has the right, to grant the sublicense granted to Eagle herein, subject to the terms and conditions of the EPIL License Agreement;

(ix)          To Lyotropic’s knowledge, as of the Effective Date, there is no unauthorized use, infringement or misappropriation of any of the Lyotropic IP or EPIL Intellectual Property by any Third Party, including any current or former employee or consultant of Lyotropic and its Affiliates;

(x)           Lyotropic has the right to grant the licenses granted to Eagle herein and owns all right, title and interest in and to, or has a license, sublicense or otherwise permission to use and license, all of the Lyotropic IP. Lyotropic has not granted or assigned and will not during the term of this Agreement grant or assign to any Third Party any license, title, ownership interest or similar right with respect to the Product or EPIL Intellectual Property or the Lyotropic IP related to the API. Lyotropic further represents and warrants that no Third Party Controls, including jointly with Lyotropic, any Lyotropic IP related to the Product;

(xi)          During the term of this Agreement, Lyotropic shall comply with and maintain in force all licenses, consents, permits and authorization and maintain all facilities which may be required with respect to its performance of its obligations hereunder, including any and all licenses under the License Agreement;

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

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(xii)        Lyotropic and its Affiliates have not as of the Effective Date granted or placed, and will not during the term of this Agreement grant or place, any liens, security interests and/or other encumbrances in or on the Lyotropic IP that would conflict or interfere (including as due to a default or breach of a Third Party obligation of Lyotropic) with the sublicense and licenses granted to Eagle herein;

(xiii)       Lyotropic and its Affiliates shall comply, in all material respects, with all Applicable Law in performing their respective obligations provided herein; and

(xiv)       Lyotropic has made available to or provided Eagle with copies of all Information in Lyotropic’s Control regarding the Product, Lyotropic IP and EPIL Intellectual Property that Lyotropic believes could reasonably be expected to be material to assessing the commercial potential for the Product or the ability to gain Regulatory Approval of the Product in a timely manner.

8.5          Additional Representations, Warranties and Covenants of Eagle. Eagle hereby represents, warrants and covenants to Lyotropic as follows:

(i)            There is no action or proceeding pending or, to Eagle’s knowledge, threatened that questions the validity of this Agreement or any action taken by Eagle in connection with the effectiveness of this Agreement;

(ii)           During the term of this Agreement, Eagle shall comply with and maintain in force all licenses, consents, permits and authorizations and maintain all facilities that may be required to be maintained with respect to the performance of its obligations hereunder;

(iii)         Eagle shall not, and shall not permit or cause its Affiliates to, during the term of this Agreement, grant or place any liens, security interests and/or other encumbrances in or on the rights licensed and sublicensed to it under this Agreement that would conflict or interfere (including as due to a default or breach of a Third Party obligation of Eagle) with the full performance of this Agreement and operation of its terms, including those terms upon termination of the Agreement, by Eagle;

(iv)          Eagle shall, and shall cause its Affiliates, Sublicensees, and Third Party contractors to, comply in all material respects with all Applicable Law in performing their respective obligations provided herein; and

(v)           Neither Eagle nor any of its employees or consultants who shall be undertaking any activities related to this Agreement or the Product has been debarred or is the subject of debarment or other disciplinary proceedings by any Regulatory Authority in the Territory.

8.6          DISCLAIMER OF WARRANTY. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN THIS ARTICLE 8, (I) NEITHER LYOTROPIC NOR EAGLE MAKES ANY REPRESENTATIONS OR GRANTS ANY WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, UNDER THIS AGREEMENT, AND LYOTROPIC AND EAGLE EACH

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

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SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE, VALIDITY OR SCOPE OF PATENTS AND NON-INFRINGEMENT OF THIRD PARTY RIGHTS, AND (II) THE LICENSES GRANTED HEREUNDER ARE MADE ON AN ‘AS IS’ BASIS.

ARTICLE 9

CONFIDENTIALITY

9.1          Definition. “Confidential Information” of a Party shall mean all Information provided by or on behalf of such Party to another Party either in connection with the discussions and negotiations pertaining to, or in the course of performing, this Agreement, including the terms of this Agreement; data; knowledge; practices; processes; ideas; research plans; engineering designs and drawings; research data; manufacturing processes and techniques; scientific, manufacturing, marketing and business plans; and financial and personnel matters relating to the disclosing Party or to its present or future products, sales, suppliers, customers, employees, investors or business.

9.2          Exclusions. Notwithstanding the foregoing, Information of a Party shall not be deemed Confidential Information with respect to a receiving Party for purposes of this Agreement if such receiving Party can affirmatively demonstrate through the production of written documentation that such Information:

9.2.1 was generally available or known to parties reasonably skilled in the field to which such Information pertains, or was otherwise part of the public domain, at the time of its disclosure to such receiving Party;

9.2.2 became generally available or known to parties reasonably skilled in the field to which such Information pertains, or otherwise became part of the public domain, after its disclosure to such receiving Party through no fault of the receiving Party;

9.2.3 was disclosed to such receiving Party or its Affiliates, other than under an obligation of confidentiality or non-use, by a Third Party who had no obligation to the Party that Controls such Information not to disclose such Information or know-how to others; or

9.2.4 was independently discovered or developed by such receiving Party or its Affiliates, as evidenced by their written records, without the use of Confidential Information belonging to the Party that Controls such Information.

9.3          Disclosure and Use Restriction. Except as expressly provided herein, the Parties agree that, during the term of this Agreement and for five (5) years thereafter, each Party and its Affiliates shall keep completely confidential and shall not publish or otherwise disclose and shall not use for any purpose except for the purposes contemplated by this Agreement any Confidential Information of the other Party or such other Party’s Affiliates.

9.4          Authorized Disclosure. Each Party may disclose Confidential Information of another Party to the extent that such disclosure is:

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Confidential

9.4.1 Required by Governmental Order. Made in response to a valid order of a court of competent jurisdiction or other supra-national, federal, national, regional, state, provincial or local governmental or regulatory body of competent jurisdiction; provided, however, that such Party shall first have given notice to the other Party (the “Controlling Party”) and given the Controlling Party a reasonable opportunity to quash such order and to obtain a protective order requiring that the Confidential Information and documents that are the subject of such order be held in confidence by such court or agency or, if disclosed, be used only for the purposes for which the order was issued; and provided further that if a disclosure order is not quashed or a protective order is not obtained, the Confidential Information disclosed in response to such court or governmental order shall be limited to that information which is legally required to be disclosed in response to such court or governmental order;

9.4.2 Required by Law. Otherwise required by law; provided, however, that the disclosing Party shall (a) provide the Controlling Party with reasonable advance notice of and an opportunity to comment on any such required disclosure, (b) if requested by the Controlling Party, seek confidential treatment with respect to any such disclosure to the extent available, and (c) use good faith efforts to incorporate the comments of the Controlling Party in any such disclosure or request for confidential treatment;

9.4.3 Required by Regulatory Authority. Made by such Party to the Regulatory Authorities as required in connection with any filing, application or request for Regulatory Approval; provided, however, that reasonable measures shall be taken to assure confidential treatment of such information; or

9.4.4 Required by Agreement. Made by such Party, in connection with the performance of this Agreement, to Affiliates, research parties, employees, consultants, representatives, sublicensees, development partners, investors or agents; provided, that each such party, prior to disclosure thereto, shall have executed confidentially agreements containing terms of confidentiality and non-use at least equivalent in scope to those set forth in this Article 9.

9.5          Injunctive Relief. The Parties acknowledge that any breach of this Article 9 will constitute irreparable harm and that the non-breaching Party shall be entitled to specific performance or injunctive relief to enforce this Article 9 in addition to whatever remedies such Party may otherwise be entitled to at law or in equity.

ARTICLE 10

PATENT PROSECUTION, INFRINGEMENT AND RIGHTS IN DEVELOPED TECHNOLOGY

10.1        Prosecution of Lyotropic Patent Rights.

10.1.1 Eagle (and sublicensees of Eagle granted the right to sell or distribute the Product) shall have the sole right, at their cost and expense, to obtain, prosecute and maintain throughout the world the Product Patents. Lyotropic shall have the sole right, at its cost and expense, to obtain, prosecute and maintain throughout the world the Lyotropic Patents which are not Product Patents (the “Non-Product Patents”). Each Party shall, and shall cause its Affiliates and sublicensees to, cooperate fully with the other Party in the preparation, filing, prosecution,

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

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enforcement and maintenance of all Lyotropic Patents. Such cooperation includes (a) promptly executing all papers and instruments and requiring employees to execute such papers and instruments as reasonable and appropriate so as to enable the Controlling Party to file, prosecute, enforce and maintain the Lyotropic Patents in any country; (b) promptly informing the other Party in reasonable detail of any Improvements by such Party or any of its Affiliates or agents; and (c) promptly informing the other Party of any matters of which such Party is aware that may affect the preparation, filing, prosecution or maintenance of any such Lyotropic Patent. In addition, Lyotropic and Eagle shall use Commercially Reasonable Efforts to file and prosecute Lyotropic Patents which are Product Patents, including cooperating with Eagle in filing and prosecuting Product Patents which are divisionals, continuations, continuations-in-part, provisionals, converted provisionals, continued prosecution applications or otherwise claim priority to any Non-Product Patents.

10.1.2 Each Party shall provide the other Party with drafts of all patent applications and other material submissions to and correspondence with any patent authorities in the Territory to the extent such applications or submissions relate to the Lyotropic Patents, in sufficient time, preferably not less than thirty (30) days but in any event not less than fifteen (15) days prior to the date a reply is required by the relevant patent authorities in the Territory, to allow for review and comment by such Party. In addition, each Party shall provide the other Party with an opportunity to consult with and provide comments regarding the filing and contents of any such application, submission or correspondence in the Territory. Each Party agrees to reasonably consider such consultations and comments, it being understood that the Party controlling the application Patent, as set forth in Section 10.1.1, retains the right to determine whether to comply with or incorporate such comments, if at all. If (x) Lyotropic elects not to pursue the filing, prosecution or maintenance of a Non-Product Patent in a particular country in the Territory or to take any other action with respect to a Non-Product Patent in a particular country in the Territory that is necessary or useful to establish or preserve rights with respect to the Product, or (y) Eagle elects not to pursue the filing, prosecution or maintenance of a Product Patent in a particular country in the Territory or to take any other action with respect to a Product Patent in a particular country in the Territory that is (i) necessary or useful to establish or preserve rights with respect to the Product, or (ii) relates to subject matter and claims which would not cover the Product, then such Party (“Notifying Party”) shall so notify the other Party (“Other Party”) promptly in writing and in good time to enable the Other Party to meet any deadlines by which an action must be taken to establish or preserve any such rights in such Lyotropic Patent in such country in the Territory. Upon receipt of any such notice or if, at any time, a Party fails to initiate any such action within thirty (30) days after a request by the Other Party that it do so (and thereafter diligently pursue such action), such Other Party shall have the right, but not the obligation, to pursue the filing or registration, or support the continued prosecution or maintenance, of such Lyotropic Patent at its expense in such country in the Territory. If the Other Party elects to pursue such filing or registration, as the case may be, or continue such support, then it shall inform the Notifying Party of such election and the Notifying Party shall, and shall cause its Affiliates to (x) reasonably cooperate with the Other Party in this regard, and (y) without additional consideration, such Lyotropic Patent shall continue to be a Lyotropic Patent, owned by Lyotropic and subject to the terms of this Agreement.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

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10.2        Infringement of Lyotropic Patent Rights.

10.2.1 Eagle and Lyotropic shall inform each other promptly in writing of any alleged or suspected infringement of any Lyotropic Patents by a Third Party Exploiting a Product or Competitive Product in the Territory and shall provide to each other all available evidence thereof. Each Party shall provide reasonable assistance to the other Party, including providing access to relevant records, papers, information, samples, specimens and other evidence, making its employees available at reasonable business hours, and joining any action to the extent necessary to maintain the action.

10.2.2 In respect of any alleged or suspected actual or constructive infringement of any Lyotropic Patents by a Third Party Exploiting a Product or Competitive Product in the Territory, in each case which is likely to have an effect or impact on the sales or commercial potential of the Product in the Territory, most particularly where a Third Party files an ANDA or a 505(b)(2) Application containing a Paragraph IV certification with the FDA targeting or referencing the Product, Eagle (or sublicensees of Eagle granted the right to sell or distribute the Product) shall have the sole right to institute a suit and control the prosecution, settlement negotiation, settlement or compromise thereof or defend against any suit alleging the invalidity or noninfringement or unenforceability of the Lyotropic Patents with respect thereto (a “Product Litigation”).

10.2.3 In the event Eagle (or sublicensees of Eagle granted the right to sell or distribute the Product) brings or desires to bring a Product Litigation, Lyotropic shall use its best efforts to cooperate fully, including, if required to bring such Product Litigation, the furnishing of a special power of attorney for the purpose of bringing suit in Lyotropic’s name and/or being named as a party in such suit and, as necessary, becoming a client of Eagle’s or Eagle’s sublicensee’s, as the case may be, legal counsel and agreeing that such legal counsel will act solely under the instruction of Eagle or Eagle’s sublicensee, as the case may be, and will sign a waiver permitting such legal counsel to take instructions solely from Eagle or Eagle’s sublicensee, as the case may be. Notwithstanding anything to the contrary contained in the foregoing, nothing in this Section 10.2.3 shall obligate either Party to take any action in violation of any Applicable Laws, or to waive its rights to bring any action, claim or counterclaim against the other Party. Additionally, Lyotropic may engage its own legal counsel, at its own cost and expense, to represent it in any Product Litigation, subject to Eagle’s or Eagle’s sublicensee’s control of such Product Litigation. Eagle or its sublicensee shall keep Lyotropic or its designated legal counsel reasonably informed as to the progress of such action and shall provide Lyotropic reasonable and timely opportunity to advise. With respect to any recovery related to the Product which is realized by either Party as a result of such Product Litigation, after reimbursement first of any litigation expenses of Eagle, and second of any litigation expenses of Lyotropic to the extent related to claims of invalidity or unenforceability of one of more patent claims in a Non-Product Patent, such recovery shall be shared in accordance with the Net Sales split set forth in Section 6.1; provided, however, that if Eagle has sublicensed its commercialization rights for the Product in the country in which such Product Litigation has been brought and Eagle does not participate in such Product Litigation, any proceeds from such Product Litigation received by Eagle, less all expenses and costs incurred by Eagle in such Product Litigation, shall be shared with Lyotropic in accordance with the percentages set forth in Section 6.2. Notwithstanding anything to the contrary above, with respect Product Litigation involving claims of invalidity or unenforceability of one or more patent claims in a Non-Product Patent, which claims could cover

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

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drug products other than the Product, legal counsel engaged by Lyotropic shall have the right to participate with co-equal control with respect to such claims of invalidity or enforceability.

10.2.4 Notwithstanding the above, in respect of any alleged or suspected actual or constructive infringement by a Third Party of a Non Product Patent, if Eagle does not bring Product Litigation, then Lyotropic shall have the right in its sole discretion to institute product Litigation and control the prosecution, settlement negotiation, settlement or compromise thereof, including the defending the invalidity or non-infringement or unenforceability of the Non Product Patent. In the event Lyotropic brings or desires to bring such Product Litigation, Eagle shall use its best efforts to cooperate fully, including, if required to bring such action, the furnishing of a special power of attorney for the purpose of bringing suit in Eagle’s name and/or being named as a party in such suit and, as necessary, becoming a client of Lyotropic’s legal counsel and agreeing that such legal counsel will act solely under the instruction of Lyotropic and will sign a waiver permitting such legal counsel to take instructions solely from Lyotropic. Notwithstanding anything to the contrary contained in the foregoing, nothing in this section shall obligate either Party to take any action in violation of any applicable Laws, or to waive its rights to bring any action, claim or counterclaim against the other Party. Additionally, Eagle may engage its own legal counsel, at its own cost and expense, to represent it in any such Product Litigation, subject to Lyotropic’s control of such Product Litigation. Lyotropic shall keep Eagle or its designated legal counsel reasonably informed as to the progress of such action and shall provide Eagle reasonable and timely opportunity to advise. Any recovery related to the Product which is realized by either Party as a result of such litigation, after reimbursement first of any litigation expenses of Lyotropic, and second of any litigation expenses of Eagle, then shall be shared in accordance with the following split percentages: Lyotropic [*]; [*].

10.3        Third Party Litigation. In the event that a Third Party institutes a patent or other infringement suit against either Eagle or Lyotropic or any of their respective Affiliates or any Eagle sublicensees during the term of this Agreement, in any case alleging that the Manufacture, use or sale of a Product in the Territory infringes one or more patent or other intellectual property rights held by such Third Party (an “Infringement Suit”), the Parties shall cooperate with one another in defending such suit. Eagle shall have the first right to direct and control, at its expense, any Infringement Suit (including settlement negotiations, settlement or compromise thereof) to the extent that it relates to the manufacture, use or sale of a Product. To the extent that any amounts become payable to any Third Party as a result of such action, whether through judgment or settlement, then Eagle shall be responsible for such damages; provided, however, that Eagle shall deduct from Net Sales, prior to any payments made to Lyotropic pursuant to Section 6.1, all such damages payable to any Third Party and any costs and expenses associated with any Infringement Suit.

10.4        EPIL Intellectual Property. With respect to the prosecution, enforcement or defense of any rights under the EPIL Intellectual Property, Lyotropic hereby licenses to Eagle all such rights under the EPIL License Agreement and agrees to cooperate with Eagle in exercising such rights under Lyotropic’s name and Eagle hereby agrees to be bound to such EPIL License Agreement as a sublicensee, accept the obligations of a sublicensee thereunder, and cooperate with Lyotropic in fulfilling its obligations under such provisions.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

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10.5        Retained Rights. Nothing in this Article 10 shall prevent Eagle from obtaining, at its own expense, any license or other rights from Third Parties it deems appropriate in order to permit the full and unhindered exercise of its rights under this Agreement. Any royalty or other payments made to Third Parties in connection with such license or other rights shall be subtracted from Gross Sales in calculating Net Sales, as provided in Article 1 “Net Sales”, for purposes of any payments made pursuant to Section 6.1.

10.6        Rights in Developed Technology.

10.6.1 Eagle shall own Eagle Developed Technology. Lyotropic shall own Lyotropic Developed Technology. Lyotropic and Eagle shall jointly own Joint Developed Technology.

10.6.2 Lyotropic shall promptly disclose to Eagle any Lyotropic Developed Technology and Joint Developed Technology, and Eagle shall promptly disclose to Lyotropic any Eagle Developed Technology and Joint Developed Technology.

10.6.3 Developed Technology dependant upon Lyotropic Patents. With respect to Developed Technology which cannot be practiced without infringing Lyotropic Patents (the “Licensed Developed Technology”), the following shall apply. Eagle hereby grants to Lyotropic and Lyotropic hereby accepts an exclusive worldwide, paid-up, irrevocable license, including the right to grant sublicenses, under the Licensed Developed Technology, for the purpose of developing, manufacturing, marketing, distributing and selling pharmaceutical formulations; provided, however, that the rights granted by Eagle to Lyotropic under this Section 10.6.3 exclude the rights to Exploit the Product in the Territory during the term of this Agreement, except as permitted or required to satisfy its obligations under this Agreement.

10.6.4 Each Party shall, and shall cause its Affiliates and sublicensees to, cooperate fully with the other Party in the preparation, filing, prosecution, enforcement and maintenance of IP Protection Rights in Developed Technology.

10.6.5 Nothing in this Section 10.6 shall modify or interfere with the rights and obligations of EPIL and the Parties to Developed Technology as established in and pursuant to the EPIL License Agreement.

10.7        Patent Term Extension. Lyotropic shall cooperate with Eagle in obtaining patent term extension or supplemental protection certificates or their equivalents in any country in the Territory with respect to the patent rights covering the Product. In the event that elections with respect to obtaining such patent term extension, supplemental protection certificates or their equivalents are to be made with respect to Product Patents, Eagle shall have the right to make the election and Lyotropic agrees to abide by such election; with respect to Non-Product Patents, Eagle shall have the right to make the election, provided, however, if Eagle does not elect to do so with respect to any country in the Territory, Lyotropic shall have the right to do so, and Eagle shall duly cooperate with Lyotropic.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

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ARTICLE 11

TERMINATION

11.1                        Term. This Agreement shall enter into effect on the Effective Date and shall remain in full force and effect on a country-by-country basis until terminated in accordance with this Article 11.

11.2                        Termination Events. This Agreement may be terminated prior to expiration of the term of this Agreement as follows:

11.2.1 Termination Upon Insolvency. Each Party shall promptly notify the other Party in writing upon the initiation of any proceeding in bankruptcy, reorganization, dissolution, liquidation or arrangement for the appointment of a receiver or trustee to take possession of the assets of such Party (hereinafter referred to as the “Insolvent Party”) or similar proceeding under the law for release of creditors by or against the Insolvent Party or if the Insolvent Party shall make a general assignment for the benefit of its creditors. If the applicable circumstance described above shall have continued for sixty (60) days undismissed, unstayed, unbonded and undischarged, the other Party (hereinafter referred to as the “Solvent Party”) may terminate this Agreement upon written notice to the Insolvent Party on or after ninety (90) days of the Insolvent Party providing the notice referenced above; provided, however, that if the Insolvent Party prior thereto provides for the cure of all of its defaults under this Agreement (if any) and provides reasonable adequate assurance of its future performance of its obligations hereunder, then the Solvent Party shall not have the right to terminate this Agreement pursuant to this Section 11.2.1. All licenses and rights to licenses granted under or pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code (the “Code”), licenses of rights to “intellectual property” as defined under Section 101(35A) of the Code. Eagle, as the licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Code. The foregoing provisions of this Section 11.2.1 are without prejudice to any rights Eagle may have arising under the Code or other Applicable Law.

11.2.2 Termination for Material Breach.

11.2.2.1 Upon any material breach or default of this Agreement by Lyotropic, Eagle shall have the right to terminate this Agreement and the rights, privileges and licenses granted hereunder upon giving [*] notice to Lyotropic. Such termination shall become effective upon the expiration of such [*] period unless Lyotropic shall have cured all such breaches and defaults prior to the expiration of such [*].

11.2.2.2 Upon any material breach or default of this Agreement by Eagle, Lyotropic shall have the right to terminate this Agreement and the rights, privileges and licenses granted hereunder upon giving [*] notice to the Eagle. Such termination shall become effective upon the expiration of such [*] period unless Eagle shall have cured all such breaches and defaults prior to the expiration of such [*] period.

11.2.3. Eagle shall have the right at any time to terminate this Agreement in whole by giving ninety (90) days notice thereof in writing to Lyotropic if in its sole discretion commercial development of the Product is no longer commercially reasonable, provided Eagle has paid all sums due under this Agreement.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

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11.3                        Return of Information; Assignment and License. Upon termination of this Agreement as a result of Eagle’s material breach hereof pursuant to Section 11.2.2.2, or as a result of Eagle’s insolvency pursuant to Section 11.2.1 or by Eagle pursuant to Section 11.2.3, Eagle shall, and shall cause its Affiliates to, return to Lyotropic any and all data, files, records and other materials in its possession or control that relate to the EPIL Intellectual Property, the Lyotropic IP or the Product or that contain or comprise Information and Inventions or other Confidential Information (except one copy of each that may be retained for archival purposes), and such may be used by Lyotropic in its sole discretion, including commercialization of the Product directly or through another licensee.

11.4                        Cumulative Remedies. The rights and remedies set forth in this Article 11 are cumulative and in addition to any other rights that may be available to the Parties.

11.5                        Effect of Termination.

11.5.1 The termination or expiration of this Agreement for any reason shall be without prejudice to any rights which shall have accrued to the benefit of any Party prior to such termination or expiration. Such termination or expiration shall not relieve any Party from obligations which are expressly indicated to survive termination or expiration of this Agreement.

11.5.2 Upon the termination of this Agreement pursuant to Section 11.2.2.2 or as a result of Eagle becoming an Insolvent Party pursuant to Section 11.2.1 or by Eagle pursuant to Section 11.2.3, all rights and licenses granted to Eagle pursuant to this Agreement shall automatically and immediately terminate and Eagle immediately shall discontinue Exploitation of the Product. In addition, upon the request of Lyotropic, Eagle shall cooperate with Lyotropic to transfer to Lyotropic or its designee(s) such rights, privileges and properties as Eagle or its Affiliates or sublicensees may have established during the term of this Agreement throughout the Territory relating to the Product, its development and commercialization, including but not limited to contractual rights with Third Parties such as suppliers, scientific or clinical service organizations, rights in any and all regulatory filings and approvals, specifically including but not limited to, a 505(b)(2) Application filing and approval, and Eagle Developed Technology and Joint Developed Technology. Lyotropic shall reimburse Eagle all of Eagle’s out-of-pocket costs and expenses incurred in complying with the foregoing requests.

11.5.3 Upon the termination of the Agreement pursuant to Section 11.2.2.1 or as a result of Lyotropic becoming an Insolvent Party pursuant to Section 11.2.1, then, in such event, Lyotropic shall, contemporaneously with the termination of this Agreement and in exchange for the good and valuable consideration set forth herein (the sufficiency of which is hereby acknowledged by Lyotropic), fully assign all of its rights and interests in, under and to the EPIL License Agreement (without regard to any termination thereunder) and EPIL Intellectual Property and Eagle shall assume the obligations, and remain entitled to all the rights and benefits, of Lyotropic thereunder, all subject to the terms and conditions of the EPIL License Agreement, and Lyotropic shall thereafter have no further rights with respect to the EPIL License Agreement or EPIL Intellectual Property. Eagle shall reimburse Lyotropic all of Lyotropic’s out-of-pocket costs and expenses incurred in complying with the foregoing requests.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

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11.6                        Disposition of Product. Upon any termination of this Agreement other than for which Section 11.5.3 would be applicable, Eagle shall within thirty (30) days after the effective date of such termination notify Lyotropic in writing of the amount of each Product which Eagle and its Affiliates then have completed on hand, the sale of which would, but for the termination, be subject to royalty. At Lyotropic’s sole election, evidenced by written consent, Lyotropic may grant Eagle and/or its Affiliates written permission during [*] such termination to sell that amount of Product, provided that Eagle shall pay royalties owing thereon in accordance with the provisions of this Agreement.

11.7                        Survival. In addition to all rights that have accrued as of the date of termination, the following provisions shall survive the termination of this Agreement for whatever reason: Articles 1, 7, 9, 12, 13, 14 and 15 and Sections 8.6, 10.3, 10.6, 11.3, 11.5, 11.6 and 11.7 In addition, any other provision required to interpret and enforce the Parties’ rights and obligations under this Agreement shall also survive, but only to the extent required for the observation and performance of the aforementioned surviving rights or portions of this Agreement.

11.8                        Sublicense Rights. Nothing in this Article 11 shall limit or restrict in any way the rights of Eagle as a sublicensee pursuant to Section 2.2.4 of the EPIL License Agreement.

ARTICLE 12

INDEMNIFICATION

12.1                        Indemnification By Eagle. Eagle shall at all times during the term of this Agreement and thereafter, indemnify, defend and hold Lyotropic and its Affiliates and their respective officers, directors, employees and agents, and the successors and assigns of the foregoing (“Lyotropic Indemnified Parties”), harmless from and against all liability, demands, damages, including expenses or loses including death, personal injury, illness or property damage of any kind whatsoever, including legal expenses and reasonable attorneys’ fees (collectively, “Losses”) arising directly or indirectly out of (a) any breach of this Agreement by Eagle or its Affiliates or (b) the gross negligence or willful misconduct or willful omissions by Eagle or its Affiliates or permitted Third Party Manufacturers, except to the extent of those Losses for which, as applicable, Lyotropic has an obligation to indemnify the Eagle Indemnified Parties pursuant to Section 12.2.

12.2                        Indemnification By Lyotropic.

12.2.1 Subject to Section 12.2.2, Lyotropic shall defend, indemnify and hold Eagle and its Affiliates and their respective officers, directors, employees and agents (“Eagle Indemnified Parties”) harmless from and against all Losses arising directly or indirectly out of (a) any breach of this Agreement or the EPIL License Agreement by Lyotropic, EPIL or its Affiliates or (b) the gross negligence or willful misconduct or willful omissions by Lyotropic, EPIL or its Affiliates, except to the extent of those Losses for which Eagle has an obligation to indemnify the Lyotropic Indemnified Parties pursuant to Section 12.1.

12.2.2 Lyotropic’s indemnification obligations in respect of (a) any breach of the EPIL License Agreement by EPIL or its Affiliates or (b) the gross negligence or willful misconduct or willful omissions by EPIL or its Affiliates (an “EPIL Claim”) shall be limited to

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

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the amount of corresponding indemnification received by Lyotropic from EPIL under the EPIL License Agreement on account of Losses of the Eagle Indemnified Parties; provided, however, that (i) Lyotropic shall pursue in good faith any EPIL Claim against EPIL and shall seek indemnification for an amount not less than indemnification sought by Eagle in respect thereof, (ii) Eagle shall be entitled to participate in (including receiving copies of all relevant written correspondence and pleadings), but not control any litigation related to such EPIL Claims and to employ counsel of its choice for such purpose; (iii) Eagle’s consent shall be required prior to the entry of any judgment, enter into any settlement or otherwise dispose of any EPIL Claim on account of Losses of the Eagle Indemnified Parties, on such terms as the Eagle, in its sole discretion, shall deem appropriate.

12.3                        Indemnification Procedure.

12.3.1 Notice of Claim. The indemnified Party (the “Indemnified Party”) shall give the indemnifying Party (the “Indemnifying Party”) prompt written notice (an “Indemnification Claim Notice”) of any Losses or discovery of fact upon which such Indemnified Party intends to base a request for indemnification, but in no event shall the Indemnifying Party be liable for any Losses that result from any delay in providing such notice. Each Indemnification Claim Notice must contain a description of the claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss is known at such time). The Indemnified Party shall furnish promptly to the Indemnifying Party copies of all papers and official documents received in respect of any Losses.

12.3.2 Third Party Claims. The obligations of an Indemnifying Party under this Article 12 with respect to Losses arising from claims of any Third Party that are subject to indemnification as provided for in Section 12.1 or 12.2 (a “Third Party Claim”) shall be governed by and be contingent upon the following additional terms and conditions, subject to Section 10.3:

12.3.2.1 Control of Defense. At its option, the Indemnifying Party may assume the defense of any Third Party Claim by giving written notice to the Indemnified Party within thirty (30) days after the Indemnifying Party’s receipt of an Indemnification Claim Notice. The assumption of the defense of a Third Party Claim by the Indemnifying Party shall not be construed as an acknowledgment that the Indemnifying Party is liable to indemnify any Indemnified Party in respect of the Third Party Claim, nor shall it constitute a waiver by the Indemnifying Party of any defenses it may assert against any Indemnified Party’s claim for indemnification. Upon assuming the defense of a Third Party Claim, the Indemnifying Party may appoint as lead counsel in the defense of the Third Party Claim any legal counsel selected by the Indemnifying Party. In the event the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall immediately deliver to the Indemnifying Party all original notices and documents (including court papers) received by any Indemnified Party in connection with the Third Party Claim. Should the Indemnifying Party assume the defense of a Third Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party or any other Indemnified Party for any legal expenses subsequently incurred by such Indemnified Party in connection with the analysis, defense or settlement of the Third Party Claim. In the event that it is ultimately determined that the Indemnifying Party is not obligated to indemnify, defend or

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

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hold harmless an Indemnified Party from and against the Third Party Claim, the Indemnified Party shall reimburse the Indemnifying Party for any and all costs and expenses (including attorneys’ fees and costs of suit) and any Losses incurred by the Indemnifying Party in its defense of the Third Party Claim with respect to such Indemnified Party.

12.3.2.2 Right to Participate in Defense. Without limiting Section 12.3.2.1, any Indemnified Party shall be entitled to participate in, but not control, the defense of such Third Party Claim and to employ counsel of its choice for such purpose; provided, however, that such employment shall be at the Indemnified Party’s own expense unless (i) the employment thereof has been specifically authorized by the Indemnifying Party in writing or (ii) the Indemnifying Party has failed to assume the defense and employ counsel in accordance with Section 12.3.2.1 (in which case the Indemnified Party shall also control the defense).

12.3.2.3 Settlement. With respect to any Losses relating solely to the payment of money damages in connection with a Third Party Claim and that will not result in the Indemnified Party’s becoming subject to injunctive or other relief or otherwise adversely affect the business of the Indemnified Party in any manner, and as to which the Indemnifying Party shall have acknowledged in writing the obligation to indemnify the Indemnified Party hereunder, the Indemnifying Party shall have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss, on such terms as the Indemnifying Party, in its sole discretion, shall deem appropriate. With respect to all other Losses in connection with Third Party Claims, where the Indemnifying Party has assumed the defense of the Third Party Claim in accordance with Section 12.3.2.1, the Indemnifying Party shall have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss provided it obtains the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed). The Indemnifying Party shall not be liable for any settlement or other disposition of a Loss by an Indemnified Party that is reached without the written consent of the Indemnifying Party. Regardless of whether the Indemnifying Party chooses to defend or prosecute any Third Party Claim, no Indemnified Party shall admit any liability with respect to, or settle, compromise or discharge, any Third Party Claim without the prior written consent of the Indemnifying Party.

12.3.2.4 Cooperation. Regardless of whether the Indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified Party shall, and shall cause each other Indemnified Party to, cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business hours afforded to the Indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Third Party Claim, and making indemnified Parties and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the Indemnifying Party shall reimburse the Indemnified Party for all its reasonable out-of-pocket expenses in connection therewith.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

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12.3.2.5 Expenses. Except as provided above, the costs and expenses, including fees and disbursements of counsel, incurred by the Indemnified Party in connection with any claim shall be reimbursed on a calendar quarter basis by the Indemnifying Party, without prejudice to the Indemnifying Party’s right to contest the Indemnified Party’s right to indemnification and subject to refund in the event the Indemnifying Party is ultimately held not to be obligated to indemnify the Indemnified Party.

12.4                        Insurance.

12.4.1 At all times from and after the Effective Date for the duration of this Agreement and for such period thereafter as necessary to cover the insured risks, Eagle shall have and maintain such type and amounts of liability insurance covering the development, manufacture, supply, use and sale of the Product as is normal and customary in the pharmaceutical industry generally for parties similarly situated, and shall upon request provide Lyotropic with a copy of its policies of insurance in that regard, along with any amendments and revisions thereto.

12.4.2 Upon commencement of any clinical trial programs involving the EPIL Intellectual Property, Lyotropic IP or Product, Eagle shall maintain product liability insurance in an amount of not less than [*], or such lesser amount as the Parties may agree is commercially reasonable for the scope and scale of such clinical trial program(s) or as may be required to comply with applicable governmental regulation. Eagle may satisfy the foregoing obligation by establishing that the contract research organization conducting the clinical trial program(s) has in force such insurance, that such insurance covers such clinical trial program(s) and that Lyotropic and EPIL are additional named insureds on such insurance. Eagle shall provide Lyotropic with evidence of coverage contemplated hereby, in the form of certificates of insurance as a condition precedent to commencing any clinical trial and as reasonably requested, indicating that Lyotropic and EPIL are additional named insureds on such insurance.

12.4.3. Eagle shall, starting thirty (30) days prior to anticipated receipt of 505(b)(2) Application approval of the Product and extending through the remaining term of this Agreement, carry product liability insurance in an amount of not less than [*] combined single limit. Eagle may satisfy the foregoing obligation by establishing that the marketer of the Product has in force such insurance, that such insurance covers the marketing of the Product, and that Lyotropic and EPIL are additional named insured on such insurance. Eagle shall provide Lyotropic with evidence of coverage contemplated hereby, in the form of certificates of insurance, indicating that Lyotropic and EPIL are additional named insured on such insurance.

ARTICLE 13

LIMITATION OF LIABILITY

13.1                        LIMITATION OF LIABILITY. EXCEPT FOR EACH PARTY’S INDEMNIFICATION OBLIGATIONS IN RESPECT OF THIRD PARTY CLAIMS UNDER THIS AGREEMENT, NONE OF LYOTROPIC, EAGLE OR ANY OF THEIR RESPECTIVE AFFILIATES SHALL BE LIABLE FOR SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING FOR LOST PROFITS), WHETHER IN CONTRACT, WARRANTY, NEGLIGENCE, TORT, STRICT LIABILITY OR OTHERWISE,

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

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ARISING OUT OF ANY BREACH OF OR FAILURE TO PERFORM ANY OF THE PROVISIONS OF THIS AGREEMENT.

ARTICLE 14

DISPUTE RESOLUTION

14.1                        Good Faith Negotiations. In the event of any dispute or disagreement among the Parties as to the interpretation of any provision of this Agreement or the performance of obligations hereunder, the matter, upon written request of any Party, shall first be referred to the chief executive officers of the Parties for decision. Such chief executive officers shall promptly meet in a good faith effort to resolve the dispute.

14.2                        Arbitration.

14.2.1 Procedures. Any dispute arising from or relating to this Agreement that is not resolved by the Parties’ chief executive officers pursuant to Section 14.1 shall be determined before a tribunal of three arbitrators in New York, New York in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the “AAA”). One arbitrator shall be selected by Lyotropic, one arbitrator shall be selected by Eagle and the third arbitrator shall be selected by mutual agreement of the first two arbitrators or by the AAA, if the arbitrators appointed by the Parties are unable to select a third arbitrator within thirty (30) days.

14.2.2 Patent Disputes. Any claim, dispute, or controversy concerning the validity, enforceability, or infringement of any patent contained in the Lyotropic Patents licensed hereunder shall be resolved in any court having jurisdiction thereof. In the event that, in any arbitration proceeding, any issue shall arise concerning the validity, enforceability, or infringement of any patent contained in the Lyotropic Patents licensed hereunder, the arbitrators shall, to the extent possible, resolve all issues other than validity, enforceability, and infringement; in any event, the arbitrators shall not delay the arbitration proceeding for the purpose of obtaining or permitting either Party to obtain judicial resolution of such issues, unless an order staying the arbitration proceeding shall be entered by a court of competent jurisdiction. No Party hereto shall raise any issue concerning the validity, enforceability, or infringement of any patent contained in the Lyotropic Patents licensed hereunder in any proceeding to enforce any arbitration award hereunder, or in any proceeding otherwise arising out of any such arbitration award.

14.2.3 Costs. The costs of such arbitration shall be borne proportionate to the finding of fault as determined by the arbitration panel. Judgment on the arbitration award may be entered by any court of competent jurisdiction.

ARTICLE 15

MISCELLANEOUS

15.1                        Publicity. No Party hereto shall originate any publicity, news release or other public announcement, written or oral, relating to this Agreement or the existence of a collaboration among the Parties, without the prior written approval of the other Parties except as otherwise permitted by this Agreement or required, in the reasonable judgment of the disclosing

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Confidential

Party’s attorneys, by Applicable Law, including the Securities Act of 1933, as amended, and the rules and regulations thereunder or as promulgated by an applicable securities exchange governing body.

15.2                        Assignment. Either Party may assign this Agreement in its entirety only with the other party’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that either party may assign this Agreement to an Affiliate or in connection with a merger, sale of such party or all (or substantially all) of its assets or similar reorganization; and provided further, that any such assignment with respect to subject matter of the EPIL License Agreement is subject to the terms and conditions thereof.

15.3                        Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

15.4                        Force Majeure. In the event that any Party fails to perform any of its obligations under this Agreement (other than an obligation to pay money) due to any act of God, fire, casualty, flood, war, strike, lockout, failure of public utilities, injunction, act of a governmental authority (including enactment of any governmental law, order or regulation permanently or temporarily prohibiting or reducing the level of research, development or production work hereunder or the manufacture, use or sale of the Product), epidemic, destruction of production facilities, riot, insurrection, inability to procure or use materials, labor, equipment, transportation or energy in quantities sufficient to meet experimentation or manufacturing needs, or any other cause beyond the reasonable control of the Party invoking this Section 15.4; provided, in each case, that such Party shall have used Commercially Reasonable Efforts to avoid such failure, then such Party shall promptly give written notice of such occurrence to the other Party, and thereupon the affected Party’s performance shall be excused and the time for performance shall be extended for the period of delay or inability to perform due to such occurrence.

15.5                        Waiver. The waiver by any Party of a breach or a default of any provision of this Agreement by another Party shall not be construed as a waiver of any succeeding breach of the same or any other provision, nor shall any delay or omission on the part of any Party to exercise or avail itself of any right, power or privilege that it has or may have hereunder operate as a waiver of any right, power or privilege by such Party.

15.6                        Notices. Any and all notices or other communications made or given pursuant to this Agreement shall be in writing and shall be delivered (i) by express overnight or two-day international courier service, (ii) by certified or registered mail, return receipt requested, or (iii) by confirmed facsimile or other electronic transmission (with confirming copy to follow by express overnight courier service):

In the case of Eagle:	Eagle Pharmaceuticals, Inc.
470 Chestnut Ridge Road
Woodcliff Lake, New Jersey 07677
Attention: Scott Tarriff, President and Chief Executive Officer

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Confidential

Fax: (201) 391-2430
e-mail: starriff@eagleus.com

With a copy (not constituting notice) to:	Orrick, Herrington & Sutcliffe LLP
666 Fifth Avenue
New York, NY 10103-0001
Attn: R. King Milling, Jr., Esq.
Fax: (212) 506-5151
e-mail: kmilling@orrick.com

In the case of Lyotropic:	Lyotropic Therapeutics, Inc.
10487 Lake Ridge Parkway, Suite 400
Ashland, VA 23005
Attn: Vincent M. Conklin, President
Fax: (804) 550-1309
Email: vconklin@lyotropics.com

With a copy (not constituting notice) to:	Genevieve K. Dybing McCandlish Holton PC
1111 East Main Street, Suite 1500
PO Box 718
Richmond, VA 23218
Fax: (804) 775-3800
Email: gdybing@lawmh.com

or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such communication shall be deemed to have been given (a) when delivered, if personally delivered or sent by facsimile on a business day, (b) on the business day after dispatch, if sent by nationally-recognized overnight courier, and (c) on the third business day following the date of mailing, if sent by mail. It is understood and agreed that this Section 15.6 is not intended to govern the day-to-day business communications necessary between the Parties in performing their duties, in due course, under the terms of this Agreement. Notices provided in accordance with this Section 15.6 shall be deemed delivered upon receipt of the notice by the Party being sent the notice.

15.7                        No Agency. Nothing herein shall be deemed to constitute any Party as the agent or representative of any other Party, or the Parties hereto as joint venturers or partners for any purpose. Lyotropic shall be an independent contractor, not an employee or partner of Eagle or EPIL, and the manner in which Lyotropic performs its obligations under this Agreement shall be within Lyotropic’s sole discretion. Eagle shall be an independent contractor, not an employee or partner of Lyotropic or EPIL, and the manner in which Eagle performs its obligations under this Agreement shall be within Eagle’s sole discretion (subject to Eagle’s compliance with its obligations under this Agreement). No Party hereto shall be responsible for the acts or omissions of any other Party, and no Party shall have authority to speak for, represent or bind any other Party in any way without prior written authority from such other Party.

15.8                        Entire Agreement. This Agreement and the Exhibits and Schedules attached hereto (which Exhibits and Schedules are deemed to be a part of this Agreement for all purposes)

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Confidential

contain the full understanding of the Parties with respect to the subject matter hereof and supersede all prior understandings and writings relating thereto. No waiver, alteration or modification of any of the provisions hereof shall be binding unless made in writing and signed on behalf of the Parties by their respective officers thereunto duly authorized.

15.9                        Severability. In the event that any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable because it is invalid or in conflict with any law of any relevant jurisdiction, the validity of the remaining provisions shall not be affected, and the rights and obligations of the Parties shall be construed and enforced as if the Agreement did not contain the particular provisions held to be unenforceable.

15.10                 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their permitted successors and assigns.

15.11                 Counterparts. This Agreement may be executed in any number of counterparts (including signature by facsimile), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

15.12                 Further Assurances. Each Party hereby agrees, without further consideration, to execute and deliver such documents and take such other actions as the other Party may reasonably request to carry out the provisions hereof and further the intent of this Agreement.

[Signature Page Follows]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Confidential

IN WITNESS WHEREOF, the Parties hereto have caused this License and Sublicense Agreement to be executed as a sealed instrument in their names by their properly and duly authorized officers or representatives as of the date first above written.

LYOTROPIC THERAPEUTICS, INC.		EAGLE PHARMACEUTICALS, II \)C.

By:	/s/ Vincent M. Conklin	By:	/s/ Scott Tarriff
Name:	Vincent M. Conklin	Name:	Seott Tarriff
Title:	President	Title:	President and CEO

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Confidential

Exhibit A

Lyotropic Patents

Treatment Using Dantrolene

US Ser No 10/788A13 [2004-0242646]

PCT/USO4/006135 WO 2005/013919

Aus — 2004 — 262507

Can - 2,516,667

EPO - 04,775,816.4

Jap — 2006-508935

Product Patents

Treatment Using Dantrolene

US Ser No 10/788,413 [2004-0242646]

PCT/USO4/006135 WO 2005/013919

Aus — 2004 — 262507

Can - 2,516,667

EPO - 04,775,816.4

Jap — 2006-508935

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.